Exhibit 99.13(d)

Dated:  October 8, 2009

AMENDED APPENDIX A TO THE
COMPLIANCE SERVICES AGREEMENT BETWEEN
FORUM FUNDS AND ATLANTIC FUND ADMINISTRATION, LLC

APPENDIX  A

LIST OF FUNDS
As of October 8, 2009

Absolute Opportunities Fund
Absolute Strategies Fund
Adams Harkness Small Cap Growth Fund
Auxier Focus Fund
Beck, Mack & Oliver Global Equity Fund
BMO Partners Fund
DF Dent Premier Growth Fund
Dover Responsibility Fund
Fountainhead Special Value Fund
Golden Large Core Value Fund
Golden Small Core Value Fund
Grisanti Brown Value Fund
Lou Holland Growth Fund
Market Neutral Fund
Merk Asian Currency Fund
Merk Hard Currency Fund
Merk Absolute Return Currency Fund
Payson Total Return Fund
Polaris Global Value Fund
The Beehive Fund
Waterville Large Cap Value Fund

FORUM FUNDS

By: /s/ J. Michael Parish
J. Michael Parish
Chairman of the Board

ATLANTIC FUND ADMINISTRATION, LLC

By: /s/ Stacey E. Hong
Stacey E. Hong
President